Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York, NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Media Relations
August 6, 2025	212-460-4111

Con Edison Elects New Board Member

Brendan Cavanagh Will Join the Company’s Board of Directors

Appointment Effective October 1, 2025

NEW YORK - Consolidated Edison, Inc. (“Con Edison”) (NYSE:ED) today announced that its Board of Directors elected Brendan Cavanagh to Con Edison’s Board of Directors, effective October 1, 2025. Mr. Cavanagh is currently the President and Chief Executive Officer of SBA Communications Corporation, a real estate investment trust that owns and operates wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems and small cells. Mr. Cavanagh is an experienced executive with broad financial expertise. He has been in his current role since January 2024, and has overseen a significant expansion of SBA’s assets. Prior to becoming CEO, Mr. Cavanagh served as Chief Financial Officer of SBA for 15 years. During his 27-year career at SBA, he also served in other senior leadership roles, including Vice President and Chief Accounting Officer and Vice President of Site Administration. Prior to joining SBA, he worked for Arthur Andersen in the audit and assurance practice. Mr. Cavanagh holds a bachelor’s degree in accounting from Wake Forest University, and a master’s in business administration from Florida Atlantic University.

Consolidated Edison, Inc. is a holding company that provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries, invests in electric transmission projects and manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects.

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